Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Stephen D. Axelrod, CFA
John Pougnet, CEO	Alisa Steinberg (Media)
XELR8 Holdings, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(303) 316-8577	(212) 370-4500
CEO@xelr8.com	steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

XELR8 HOSTS BAZI™ DISTRIBUTORS AT ANNUAL LAS VEGAS CONVENTION

- Over 300 Attend XELR8 Event -

DENVER, Colo. — March 12, 2008 — XELR8 Holdings, Inc. (AMEX:BZI), a provider of functional foods, beverages and nutritional supplements, hosted its nationwide distributors at this year’s XELR8 in Vegas 2008 event, the Company’s national sales convention. The Convention took place February 7-10, 2008 at The Westin Casuarina Las Vegas Hotel, Casino & Spa, and attendance was high, having more than doubled since the Company’s event last year. Over 300 distributors had the opportunity to learn about sales presentations, new promotions, meet XELR8’s celebrity endorsers and upline leadership, and network amongst their fellow distributors. For those unable to attend the event, a brief video presentation of this year’s gathering can be reviewed at: http://www.youtube.com/watch?v=qSWuR2r0CO4.

XELR8’s convention included speeches by renowned sport figures such as, former New York Yankee’s Pitcher Darren Holmes and NFL Strength Coach Barry Rubin, both of Accelerated Sports Institute (ASI), an elite training centers for professional, Olympic and high performance athletes and sports enthusiasts.  Also in attendance was Tampa Bay Quarterback Brian Griese. At the event, Griese stated, “XELR8 products have helped me reach my goals for top performance, and the nutrients in Bazi™ have provided me with increased energy and assistance in sustaining my good health and well-being. I am very pleased to be invited to this event for a product and Company that I believe in.”

XELR8’s 2008 Grand Prize was $25,000 cash, awarded to Al-Azeem Muhammad of New York.  Mr. Muhammad, was a bus driver and introduced to the XERL8 family in the last year as a means to lead a healthier life by drinking Bazi™ as well as finding a new income source. To see the presentation and observe Mr. Muhammad’s enthusiasm, go to: http://www.youtube.com/watch?v=IhzTQ4V39Cg&feature=related.

The other prizes that were awarded were 6 new Apple iPhones and a variety of Team XELR8 Getaway Trips — a weekend in Southern California to play a round of golf with Professional Golfer Tom Pernice, Jr., a weekend in Tampa with Brian Griese, and 2 lower-level tickets to a Tampa home game; and a weekend in Dallas with Ice Hockey Goaltender Marty Turco, while staying at the world renowned spa hotel Four Seasons at Las Colinas in Dallas.

Additionally, in early January, XELR8 presented the first co-branded Lexus to Denice and Tom Chenault, the Company’s first distributors. This exciting Bazi Red Lexus was earned as a result of the Chenaults’ continued performance and sales contributions.  A video of the presentation was replayed to the distributors in attendence at this year’s Convention and can be viewed at: http://www.youtube.com/watch?v=oO2_ffUGycE&feature=related.

“I was delighted to see XELR8’s distributor attendance numbers double at our annual Las Vegas Convention,” said John Pougnet, XELR8 CEO.  “I believe this is a direct reflection of the increased market acceptance of Bazi™. It was refreshing to meet so many distributors, all of which are enthused to be a part of the XELR8 team. This year’s convention was a huge success and an important gathering for our distributors to learn more about each other and share strategies for additional success. I’m excited about XELR8’s accomplishments to date and the future of our Company.”

As part of the event, XELR8 launched another series of incentives for distributors for the coming year.  Once again, XELR8 will be rewarding its Diamond Distributors with an incentive trip to the Hilton Las Cabos Resort in Mexico, with a bonus feature of additional days at Las Ventanas for 100K Diamond Distributors and above.  The most exciting promotion was the XELR8 to a Million promotion.  Between now and June 30, 2008, the first time XELR8 reaches $1 million or more in sales in any one month, distributors will have until the end of the following month to earn a bonus by achieving the highest sales rank possible.

“We’re excited about these new incentives and the potential opportunities that they bring to both our independent distributors and the Company,” concluded John Pougnet, XELR8 CEO.

About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. These include the Company’s Eat/Drink/Snack System; Peak Performance System; and its newest market entry, Bazi™, a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different super fruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamins and minerals you need in a single, convenient, one-ounce shot.

XELR8’s commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt  Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

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